Exhibit 99.1

Contact:
Ms. Fanny P. Narvaez Marin
Promotora Valle Hermoso, Inc
Vice President US Operations
Phone: 800 377-2137
Email: info@promotoravh.com

Promotora Valle Hermoso Announces Land Acquisition

Orlando, Florida, October 31, 2006 /Prime Zone/ -- Promotora Valle Hermoso (OTC BB: PVLH - News), one of the leading providers of housing solutions in Ecuador, is pleased to announce that on October 26, 2006 it has closed the transaction to acquire 20,450 square feet of land in the northern part of Quito, Ponciano county, pursuant to the agreement signed on September 21 and announced on September 26, 2006. The acquisition was completed in exchange for 228,857 restricted common shares of Promotora Valle Hermoso.

This land acquisition is planned for the construction of La Guardia Towers. The project will encompass 8 residential towers with 48 condos in the vicinity of the newly built El Condado Mall, in a highly prestigious area of the capital. The development project is scheduled to start in the first half of the year 2007 and is expected to generate approximately 2,500,000 USD in revenues.

About Promotora Valle Hermoso:

Promotora Valle Hermoso invests financial resources in housing projects in Quito, Ecuador and its suburbs. Its goal is to build real estate, which offers comfort and space to families preferring a lifestyle in a harmonious and peaceful environment. Housing inner-areas have natural lighting, resulting in energy savings, and are equipped with modern technology installations.

Promotora Valle Hermoso targets a housing deficit of 1,200,000 houses in a country that has a yearly growth of just 60,000 housing solutions. The efficient structure of Promotora Valle Hermoso allows building fast economy housing and targets providing the middle-class population with affordable living.

More detailed information on the housing projects can be found on the Promotora Valle Hermoso corporate website: http://www.promotoravh.com/indexe.html.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward- looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to revise or update any forward- looking statements in order to reflect any event or circumstance that may arise after the date of the press release.